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                                                                EXHIBIT 10 (XIV)


100 EAST SAMPLE ROAD
POMPANO BEACH, FLORIDA 33064
-------------------------------------------------------      DBT ONLINE, INC.
800-968-8789 FAX 954-283-1047                               Charles A. Lieppe
                                                              President and
                                                         Chief Executive Officer


February 4, 1998

Kevin Barr
#9 Ash Grove
Republic of Singapore
289790

Dear Kevin,

I am really very pleased to confirm our offer to employment as a Vice
President, Human Resources of DBT Online, Inc., reporting to me. Consistent with our prior discussions, I'm anticipating you would start on or about March 1, 1998, and the details of our offer are:

         1. SALARY - Your base salary will be $135,000.00 per annum, reviewed annually, with increases for 1999 and 2000 estimated per the attached spreadsheet.

         2. BONUS - You will participate in a management incentive plan which is based upon financial results of the Corporation for 1998. At certain target levels, that have not yet been approved by the Company's Board, you will have the opportunity to earn a bonus of 40% of your salary. At maximum performance levels, you will have the opportunity to double your bonus potential. For 1998, 25% of your bonus, or $33,750.00 is guaranteed and will be paid to you ratably throughout the year.

         3. SIGN ON BONUS - You will receive $50,000.00 sign on bonus.

         4. STOCK OPTIONS - You will receive an option grant for 40,000 shares of the Company's common stock. This option will be granted by the Board of Directors at their February 24, 1998 meeting and be priced at the closing price of the company's stock on that day. The options will vest over four years, at the rate of 25% per annum beginning on the first anniversary of the option grant.

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Kevin Barr
February 4, 1998
Page 2


         5. BENEFITS - You are entitled to all benefits provided to Database employees. The Company's 401(k) Plan provides a match of two-thirds on a dollar basis up to 6% of your salary. You will also be entitled to three weeks vacation in calendar 1998. You will participate in a "first dollar" health care plan where you will be fully compensated for all medical expenses for you and your family, with no deductible

         6. CAR ALLOWANCE - You will be entitled to up to a $500.00 per month lease payment for a Company car. We estimate this translates to a car value of $27,000.00 $29,000.00.

         7. INTEREST FREE LOAN - You can borrow up to $125,000.00 from the Company on an interest free basis, for purposes of assisting in your relocation to South Florida. The foregoing interest cost will be included as imputed taxable income to you.

         8. MOVING COSTS - The Company will reimburse you for your moving costs to South Florida.

         9. SEVERANCE - If you are terminated without cause during your first two years of employment with the Company, you will receive severance equal to one year's base salary. At the time that a policy is proposed and approved by the board relative to severance for the executive group, you will fall under that policy.

Kevin, we are all excited that you are joining our team. We look forward to working with you and your help in continuing to accelerate DBT's growth. Please feel free to call me if you have any questions on this. If you agree that the above accurately summarizes our previous discussions, please indicate your acceptance by signing in the space below and returning it to me. My fax number is 954-283-1047.


Very truly yours


Charles A. Lieppe
---------------------------
Charles A. Lieppe
Chief Executive Officer



Kevin Barr
---------------------------
Accepted, Kevin Barr
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                Anticipated Compensation Program for Kevin Barr

                                       1998               1999E              2000E
                                    Annualized
                                    -----------        -----------        -----------
Salary                                 $135,000           $148,000           $162,000

Bonus @ 40% Target                       54,000             59,200             64,800
      @ 80% Max                         108,000            118,400            129,600

Bonus Guarantee                     @25% 33,750        @20% 29,600        @15% 24,300

+ Salary                                135,000            148,000            162,000

Total Guaranteed Cash                  $168,750           $177,600           $186,300

Balance Bonus @ 100% Target              20,250             29,600             40,500

Total Est. Cash @
  Target Bonus Level*                  $189,000           $207,200           $226,800



Sign on Bonus: $50,000
Options:       40,000 shares granted at 2/24/98 Board meeting. Vesting 25% per year over 4 years.
Car:           $27,000 - 29,000 value; up to $500/mo. lease payment
Health Care:   1st Dollar coverage - doctors of your choice
401K Plan:     Yes


* 1997 Estimated Payment will be 110-120% of basic level.